                                                                EXHIBIT 10.52




                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is made and entered into this 3rd day of January, 1997, by and between MEDAPHIS CORPORATION, a Delaware corporation (the "Company" or "Medaphis"), and Jerome H. Baglien, a resident of the State of Illinois (the "Employee").

         Statement of Background Information

         The Company renders to hospitals, physicians, and/or other healthcare organizations and providers: (a) billing services, accounts receivable management services, collection services, electronic claims services, financial management services, and practice and facilities management services: (b) eligibility verification and certification for Medicaid, Medicare and other healthcare assistance programs; (c) filing and other medical claims securitization services; (d) medical coverage information services; and (e) medical and insurance claims monitoring and tracking services (collectively the "Processing Business").

         The company also provides subrogation and related recovery services for healthcare payors, including health maintenance organizations, indemnity insurers, Blue Cross and Blue Shield organizations, third-party administrators, self-funded employee health welfare benefit plans, and provider hospital organizations (the "Subrogation Business").

         The Company also: (a) develops, markets and licenses to hospitals, integrated healthcare delivery systems, and other healthcare providers and other end users (collectively "Providers"), (i) strategic, operational and financial information systems and services and decision support tools for healthcare providers, (ii) software systems which provide claims and reimbursement services and electronic claims processing, and (iii) software applications which assist Providers with automated scheduling and resource management (the items discussed in Sections (a)(i), (a)(ii) and (a)(iii) of this paragraph are referred to as "Systems"), which Systems include, but are not limited to, nurse scheduling and management information systems, operating room patient scheduling and surgery information systems, enterprise wide patient scheduling and resource management systems, enterprise-wide employee scheduling and management information systems and related software interfaces to other information systems; and (b) provides to Providers installation and support services related to the Company's Systems (the "Systems Business").

         The Company also renders professional services with respect to the development of computer software, algorithms, design, documentation, and related materials, and the development, design, deployment, and operation of local and wide area computer networks, all in conjunction with the sale, design, deployment, operation and maintenance of custom computer processing systems for improvement of operational efficiency or functionality through the use of image storage and processing, work flow technology, optical character recognition or other related technologies (the "System Integration Business") (the Processing Business, the Subrogation Business, the Systems

Business, the Systems Integration Business and any other distinct business segment in which the Company engages during Employee's employment are collectively referred to as the "Business").

         In consideration of the mutual covenants, promises and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. The Company hereby employs Employee and Employee hereby accepts such employment upon the terms and conditions set forth in this Agreement. For purposes of Sections 7 and 8 of this Agreement, "employment" shall mean any period of time during which the Company is paying the Employee salary, wages, or any other amounts, whether or not the Employee is currently performing services for the Company at the time of such payment. Notwithstanding anything in this Agreement to the contrary, in the event the Company is paying the Employee salary, wages, benefits, severance or any other sums of money after termination of Employee's employment with the Company, and Employee obtains any other employment for consideration in any capacity, then such payments will cease immediately if Employee's employment with the Company was terminated as a result of the occurrence of any events described in
         Section 4(b)(i) ("terminated for cause").

2. Duties of Employee. Employee's title will be Senior Vice President and Chief Financial Officer and Employee will report directly to the Chief Executive Officer and/or President of the Company. Employee agrees to perform and discharge such other duties, which are not inconsistent with such position, as may be assigned to Employee from time to time by the Company to the reasonable satisfaction of the Company for the normal professional performance of this position. Employee also agrees to comply with all of the Company's policies, standards and regulations and to follow the instructions and directives of Employee's superiors within the Company, as promulgated by the officers of the Company. Employee will devote Employee's full professional and business-related time, skills and best efforts to such duties and will not, during the term of this Agreement, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the Chief Executive Officer or President of the Company, which consent will not be unreasonably withheld. This Section will not be construed to prevent Employee from (a) investing personal assets in businesses which do not compete with the Company in such form or manner that will not require any services on the part of Employee in the operation or the affairs of the companies in which such investments are made and in which Employee's participation is solely that of an investor; (b) purchasing securities in any corporation whose securities are listed on a national securities exchange or regularly traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, in excess of one percent (1%) of the outstanding stock of any class of any such corporation engaged in a business competitive with that of the Company; or (c) participating in conferences, preparing and publishing papers or books or teaching, so long as the Chief Executive Officer or President of the Company approves such participation, preparation and publication or teaching prior to Employee's engaging therein.

3. Term. The term of this Agreement will be for a three year period of time, commencing as of February 7, 1997 and expiring on February 7, 2000, subject to earlier termination as provided for in Section 4 of this Agreement.

4.       Termination.

         (a)      Termination upon Death or Disability.

                  If Employee dies during the Term, this Agreement shall terminate as of Employee's death to the extent described below in this Section 4. If Employee by virtue of "disability" (as determined below) is unable to perform substantially all of the Employee's duties hereunder, the Company shall, to the extent permitted by law, have the right to terminate the employment of Employee upon notice in writing to Employee. Upon death or other termination of employment by virtue of such disability, (i) Employee (or Employees estate or beneficiaries in the case of the death of Employee) shall be entitled to receive any Annual Salary and Benefit Plan benefits theretofore earned or accrued under this Agreement, and reimbursement under Section 5 for expenses incurred, prior to the date of termination, and (ii) this Agreement shall otherwise terminate upon such death or other termination of employment and there shall be no further rights with respect to Employee hereunder; provided that no provision of this Agreement shall limit any of Employee's rights (or the rights of Employee's estate or beneficiaries) otherwise set forth under any insurance, pension or other benefit programs of the Company for which Employee shall be eligible at the time of such death or disability. For purposes of this Section 4, Employee shall be deemed to have incurred a "disability" if, because of injury or sickness, Employee cannot for a period of one hundred and twenty (120) days in a consecutive 365-day period, perform substantially all of the essential duties of Employee's regular occupation, unless, such inability to adequately perform services under this Agreement is pursuant to a mental or physical incapacity or disability covered by the Family Medical Leave Act, in which case such one hundred and twenty (120) day period shall be extended to a one hundred and eighty (180) day period.

         (b)      Termination for Cause; Termination by Employee without Good
                  Reason

                  (i) for purposes of this Agreement, "Cause" shall be deemed to exist if Employee (i) commits (a) a felony,
                           (b) a crime of fraud, moral turpitude, dishonesty, breach of trust or unethical business conduct or (c) any crime or misdemeanor involving the Company, (ii) acts, or fails to act, to the detriment of the Company where such action or inaction constitutes material misconduct, intentional or gross neglect, fraud, misappropriation or embezzlement, (iii) breaches this Agreement in any material respect, and fails to cure such breach within ten (10) days after Employee's receipt of written notice of such breach (notwithstanding the foregoing, no cure period shall be applicable to breaches by Employee of Section 6, 7 or 8 of this Agreement).

                  (ii) For purposes of this Agreement, "Good Reason" shall be deemed to exist if, without Employee's express written consent, (i) the Company materially breaches this Agreement, (ii) Employee is assigned duties materially inconsistent with Section 2, or (iii) Employee's duties and responsibilities are substantially reduced without Cause. Employee shall not be deemed to have terminated employment for Good Reason unless (i) Employee gives the Company notice of termination of Employee's employment not later than thirty days after the occurrence of the event or condition constituting Good Reason; provided that a continuing event or condition first occurs or arises; and (ii) such notice specifies an effective date for the termination which is at least thirty days after the date of the notice. Notwithstanding the foregoing, (i) if there exists (without regard to this clause (i) an event or condition that constitutes Good Reason, the Company shall have ten days from the date such notice is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder, and (ii) Good Reason shall not be deemed to exist at any time which Employee could be terminated for Cause.

                  (iii) The Company may terminate Employee's employment hereunder for Cause. If the Company terminates Employee's employment for Cause or Employee resigns or otherwise terminates Employee's employment with the Company without Good Reason, (i) Employee shall have no right to receive any compensation or benefit hereunder on and after the date of Employee's termination other than Annual Salary and Benefit Plan benefits theretofore earned and accrued under this Agreement, and reimbursement under Section 5 for expenses theretofore incurred and paid, and (ii) this Agreement shall otherwise terminate upon such termination of employment and Employee shall have no further rights hereunder.

         (c)      Termination Without Cause, Termination for Good Reason

                  The Company may terminate Employee's employment at any time for any reason, and Employee may terminate Employee's employment for Good Reason. If the Company terminates Employee's employment and such termination is not pursuant to
                  Section 4(a) or 4(b), or Employee terminates Employee's employment for Good Reason, (i) Employee will receive the Annual Salary and the coverage under the Welfare Plans (provided payments under such Welfare Plans to Employee would not result in disqualification by the Company or its participants under such plans) that Employee would have received and payable at the same times and dates as would have been applicable in the absence of such termination, (ii) Employee shall be entitled to receive reimbursement under
                  Section 5 for expenses incurred prior to the date of termination, (iii) Employee shall be entitled to receive any Annual Salary and Benefit Plan benefits, theretofore earned to accrued under this Agreement, and (iv) no payments or benefits provided under this Section shall be reduced by any amount Employee may earn or receive from employment with another employer or from any other source.

5.       Compensation and Benefits.

         a) Annual Salary. During the term of this Agreement and for all services rendered by Employee under this Agreement, the Company will pay Employee a base salary of Two Hundred Fifty Thousand Dollars ($250,000.00) per annum in equal bi-weekly installments. Such annual salary will be subject to adjustments by any increases given in the normal course of business.

         b) Incentive Compensation. During the term of the Agreement, Employee shall have a target bonus equal to 80% of Employee's base salary, payable upon the achievement of certain objectives set by the Board of Directors or the President of the Company. For the first year of the Agreement, if such objectives are not met, all or a portion of such bonus still may be paid at the sole discretion of the Board of Directors of the Company.

         c) Stock Options. As soon as reasonably practicable after the signing of this Agreement, and subject to the approval of the Compensation Committee of the Board of Directors of Medaphis Corporation, the Company will cause Medaphis to issue to Employee, effective as of the date approved by the Compensation Committee of the Board of Directors of Medaphis Corporation, options to purchase Two Hundred and Fifty Thousand (250,000) shares of Medaphis Common Stock pursuant to the terms and conditions of the Amended and Restated Medaphis Corporation Non-Qualified Stock Option Plan ("Stock Option Plan"), as amended. Such options will vest at the rate of thirty-three and one-third percent (33.33%) per year for a three-year period beginning on the starting date of this Agreement, subject to the terms and conditions of the Stock Option Plan. Such options shall vest in full immediately upon the occurrence of certain change in control events outlined in the Stock Option Plan. Employee shall be considered for additional grants of options to purchase shares of Medaphis common stock in a manner which is consistent with other senior officers of the Company. However, nothing in this Agreement shall give rise to a contractual right to Employee to receive grants of additional stock options of Medaphis. Further, Medaphis has no obligation to Employee to create parity with any other Medaphis executives with respect to any options granted to such other executives.

         d) Other Benefits. Employee will be entitled to such fringe benefits as may be provided from time-to-time by the Company to its employees, including, but not limited to, group health insurance, life and disability insurance, vacations and any other fringe benefits now or hereafter provided by the Company to its employees, if and when Employee meets the eligibility requirements for any such benefit. The Company reserves the right to change or discontinue any employee benefit plans or programs now being offered to its employees;

         provided, however, that all benefits provided for employees of the same position and status as Employee will be provided to Employee on an equal basis.

         e) Business Expenses. Employee will be reimbursed for all reasonable expenses incurred in the discharge of Employee's duties under this Agreement pursuant to the Company's standard reimbursement policies.

         f) Withholding. The Company will deduct and withhold from the payments made to Employee under this Agreement, state and federal income taxes, FICA and other amounts normally withheld from compensation due employees.

         g) Relocation Expenses. The Company will engage a relocation firm chosen by the Company to determine the fair market value of Employee's primary residence and to be responsible for the ultimate sale of such residence, all pursuant to the terms of a "home guaranty support" package to be agreed upon between the Company and the relocation firm and attached hereto. Such terms will provide that Employee will be able to borrow from the relocation firm an amount equal to the difference between Employee's equity ownership in such residence and the fair market value of such residence as determined by the relocation firm, and the outstanding balance of any such loan shall be payable from the proceeds of the sale of the residence. Furthermore, provided Employee supplies the Company with adequate documentation, Employee will be compensated for the following expenses associated with Employee's relocation to Atlanta, Georgia :

                  i. Employee will be reimbursed for all reasonable and customary costs incurred by Employee in connection with the sale of Employee's existing residence;

                  ii. Employee will be reimbursed for all reasonable and customary costs incurred by Employee in connection with the acquisition of Employee's new residence in the State of Georgia;

                  iii. Employee will receive a temporary housing allowance of $3,000.00 per month, not to exceed four months, to allow Employee to locate an acceptable residence; and

                  iv. Employee will be reimbursed for all reasonable and customary moving costs incurred by Employee in connection with his relocation to the State of Georgia.

                  v. Employee will be reimbursed a temporary commuting allowance of up to $1,000 per month, not to exceed four months, for travel during the initial start-up period for travel to and from the employee's existing home.

         h) Tax Gross-Up Payment. Employee will receive a payment from the Company (the "Tax Gross-Up Payment") in an amount equal to the federal and state income taxes payable by

         Employee as a result of the amounts reimbursed to Employee under
         Section 5(g) of this Agreement and the Tax Gross-Up Payment, after taking into consideration any income tax deductions available to Employee with respect to any such expenses so reimbursed. Such Tax Gross-Up Payments shall be paid to Employee at such time or times as Employee shall provide the Company with sufficient documentation to calculate the same.

         i) Attorney's Fees. Employee will be reimbursed for reasonable attorney's fees, not to exceed Three Thousand Dollars ($3,000.00), in connection with the review of this Agreement by Employee's legal counsel.

         j) Golf Club Membership. The Company will pay for Employee's membership initiation fee to join the golf club of Employee's choice up to an amount not to exceed Thirty-Five Thousand Dollars ($35,000.00).

6. Non-Disclosure of Proprietary Information. Employee recognizes and acknowledges that the Trade Secrets (as defined below) and Confidential Information (as defined below) of the Company and its affiliates and all physical embodiments thereof (as they may exist from time-to-time, collectively, the "Proprietary Information") are valuable, special and unique assets of the Company's and its affiliates' businesses. Employee further acknowledges that access to such Proprietary Information is essential to the performance of Employee's duties under this Agreement. Therefore, in order to obtain access to such Proprietary Information, Employee agrees that Employee shall hold in confidence all Proprietary Information and will not reproduce, use, distribute, disclose, publish or otherwise disseminate any Proprietary Information, in whole or in part, and will take no action causing, or fail to take any action necessary to prevent causing, any Proprietary Information to lose its character as Proprietary Information, nor will Employee make use of any such information for Employee's own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances.

         For purposes of this Agreement, the term "Trade Secrets" means information, including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use. For purposes of this Agreement, the term "Trade Secrets" does not include information that Employee can show by competent proof (i) was known to Employee and reduced to writing prior to disclosure by the Company (but only if Employee promptly notifies the Company of Employee's prior knowledge); (ii) was generally known to the public at the time the Company disclosed the information to Employee; (iii) became generally known to the public after disclosure by the Company through no act or omission of Employee; or (iv) was disclosed to Employee by a third party having a bona fide right both to possess the information and to disclose the information to Employee. The term "Confidential Information" means any data or information of the

         Company, other than trade secrets, which is valuable to the Company and not generally known to competitors of the Company. The provisions of this Section 6 will apply to Trade Secrets for so long as such information remains a trade secret and to Confidential Information during Employee's employment with the Company and for a period of two
         (2) years following any termination of Employee's employment with the Company for whatever reason.

7.A. Non-Competition Covenant. During Employee's employment by the Company and for a period of two (2) years following any termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, compete with the Company within the Geographical Area (as hereinafter defined). The term "compete" means to engage in, have any equity or profit interest in, make any loan to or for the benefit of, or render any services of any kind to, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, either as a proprietor, employee, agent, independent contractor, consultant, director, officer, partner or stockholder (other than a stockholder of a corporation listed on a national securities exchange or whose stock is regularly traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, in excess of one percent (1%) of the outstanding stock of any class of any such corporation) any business which provides Business products or services. For purposes of this Agreement, the term "Geographical Area" means the territory located within a seventy-five (75) mile radius of each facility for which Employee has management responsibility during Employee's employment with the Company.

  B. Non-Solicitation of Clients Covenant. Employee agrees that during Employee's employment by the Company and for a period of two (2) years following the termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, divert, solicit or attempt to solicit any individual or entity (i) who is a client of the Company at any time during the six (6)-month period prior to Employee's termination of employment with the Company ("Client"), or was actively sought by the Company as a prospective client, and (ii) with whom Employee had material contact while employed by the Company to provide Business services or products to such Clients or prospects.

 C. Construction. The parties hereto agree that any judicial authority construing all or any portion of this Section 7 or Section 8 below may, if it chooses, sever any portion of the Geographical Area, client base, prospective relationship or prospect list or any prohibited business activity from the coverage of such Section and to apply the provisions of such Section to the remaining portion of the Geographical Area, the client base or the prospective relationship or prospect list, or the remaining business activities not so severed by such judicial authority. In addition, it is the intent of the parties that the judicial authority may, if it chooses, replace each such severed provision with a provision as similar in terms to such severed provision as may be possible and be legal, valid and enforceable. It is the intent of the parties that Sections 7 and 8 be enforced to the maximum extent permitted by law. In the event that any provision of either such Section is determined not to be specifically enforceable, the Company shall nevertheless be entitled to bring an action to seek to recover monetary damages as a result of the breach of such provision by Employee.

8. Non-Solicitation of Employees Covenant. Employee further agrees and represents that during Employee's employment by the Company and for a period of two (2) years following any termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of, or on behalf of any other individual or entity, divert, solicit or hire away, or attempt to divert, solicit or hire away, to or for any individual or entity which is engaged in providing Business services or products, any person employed by the Company for whom Employee had supervisory responsibility or with whom Employee had material contact while employed by the Company, whether or not such employee is a full-time employee or temporary employee of the Company, whether or not such employee is employed pursuant to written agreement and whether or not such employee is employed for a determined period or at-will.

9. Existing Restrictive Covenants. Employee represents and warrants that Employee's employment with the Company does not and will not breach any agreement which Employee has with any former employer to keep in confidence confidential information or not to compete with any such former employer. Employee will not disclose to the Company or use on its behalf any confidential information of any other party required to be kept confidential by Employee.

10. Return of Proprietary Information. Employee acknowledges that as a result of Employee's employment with the Company, Employee may come into the possession and control of Proprietary Information, such as proprietary documents, drawings, specifications, manuals, notes, computer programs, or other proprietary material. Employee acknowledges, warrants and agrees that Employee will return to the Company all such items and any copies or excerpts thereof, and any other properties, files or documents obtained as a result of Employee's employment with the Company, immediately upon the termination of Employee's employment with the Company.

11. Proprietary Rights. During the course of Employee's employment with the Company, Employee may make, develop or conceive of useful processes, machines, compositions of matter, computer software, algorithms, works of authorship expressing such algorithm, or any other discovery, idea, concept, document or improvement which relates to or is useful to the Company's Business (the "Inventions"), whether or not subject to copyright or patent protection, and which may or may not be considered Proprietary Information. Employee acknowledges that all such Inventions will be "works made for hire" under United States copyright law and will remain the sole and exclusive property of the Company. Employee also hereby assigns and agrees to assign to the Company, in perpetuity, all right, title and interest Employee may have in and to such Inventions, including without limitation, all copyrights, and the right to apply for any form of patent, utility model, industrial design or similar proprietary right recognized by any state, country or jurisdiction. Employee further agrees, at the Company's request and expense, to do all things and sign all documents or instruments necessary, in the opinion of the Company, to eliminate any ambiguity as to the ownership of, and rights of the Company to, such Inventions, including filing copyright and patent registrations and defending and enforcing in litigation or otherwise all such rights.

         Employee will not be obligated to assign to the Company any Invention made by Employee while in the Company's employ which does not relate to any business or activity in which the Company is or may reasonably be expected to become engaged, except that Employee is so obligated if the same relates to or is based on Proprietary Information to which Employee will have had access during and by virtue of Employee's employment or which arises out of work assigned to Employee by the Company. Employee will not be obligated to assign any Invention which may be wholly conceived by Employee after Employee leaves the employ of the Company, except that Employee is so obligated if such Invention involves the utilization of Proprietary Information obtained while in the employ of the Company. Employee is not obligated to assign any Invention which relates to or would be useful in any business or activities in which the Company is engaged if such Invention was conceived and reduced to practice by Employee prior to Employee's employment with the Company, provided that all such Inventions are listed at the time of employment on the attached Exhibit A.

12. Remedies. Employee agrees and acknowledges that the violation of any of the covenants or agreements contained in Sections 6, 7, 8, 9, 10 and 11 of this Agreement would cause irreparable injury to the Company, that the remedy at law for any such violation or threatened violation thereof would be inadequate, and that the Company will be entitled, in addition to any other remedy, to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting a bond. The Company agrees and acknowledges that the violation of Employee's rights with respect to the Invention set forth on Exhibit A would cause irreparable injury to Employee, that the remedy at law for any such violation or threaten violation thereof would be inadequate, and that Employee will be entitled, in addition to any other remedy, to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting a bond.

13. Notices. Any notice or communication under this Agreement will be in writing and sent by registered or certified mail addressed to the respective parties as follows:

                  If to the Company:                  If to Employee:

                  2700 Cumberland Parkway             Jerome H. Baglien.
                  Suite 300                           6239 Pinetree Drive
                  Atlanta, GA 30339                   Long Grove, Illinois 60047
                  Attn: General Counsel

14. Contract Review. Medaphis will reexamine the senior management employment contract methodology with respect to the terms and conditions relating to the potential renewal and extension of this agreement following completion of the term set forth herein. It is anticipated that this review will be completed during the initial 18 months of this Agreement.

15. Severability. Subject to the application of Section 7(C) to the interpretation of Sections 7 and 8, in case one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, the parties agree that it is their intent that the same will not affect any other provision in this Agreement, and this Agreement will be construed as if such invalid or illegal or unenforceable provision had never been contained herein. It is the intent of the parties that this Agreement be enforced to the maximum extent permitted by law.

16. Entire Agreement. This Agreement embodies the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements, oral or written, regarding the subject matter hereof. No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by the parties.

17. Binding Effect. This Agreement will be binding upon the parties and their respective heirs, representatives, successors, transferees and permitted assigns.

18. Assignment. This Agreement is one for personal services and will not be assigned by Employee. The Company may assign this Agreement to its parent company or to any of its subsidiaries or affiliated companies; provided that the parent or any subsidiary or affiliate fulfills the obligations of the Company under this Agreement.

19. Governing Law. This Agreement is entered into and will be interpreted and enforced pursuant to the laws of the State of Georgia. The parties hereto hereby agree that the appropriate forum and venue for any disputes between any of the parties hereto arising out of this Agreement shall be any federal court in the state where the Company has its principal place of business and each of the parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that a final and unappealable judgment against either of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

20. Surviving Terms. Sections 6, 7, 8, 9, 10, 11 and 12 of this Agreement shall survive termination of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:                                     EMPLOYEE:

MEDAPHIS CORPORATION


By: /s/ Daniel S. Connors                    /s/ Jerome H. Baglien
   -----------------------------------       -----------------------------------
                                             Jerome H. Baglien

Title: SVP Personnel & Administration
      --------------------------------

                                    EXHIBIT A

                                   INVENTIONS




         Declared Inventions:

                  The SOFTCARE software and database tools, medical instrument interface tools (both radio frequency and direct electronic interfaces), and physicians research and diagnostic database tools.



                                                          JHB
                                                      --------------------
                                                      Employee Initials